Exhibit 99.1

Press Release

For Media:       Robert H. Christie, 212-556-1981; robert.christie@nytimes.com

For Investors: Paula Schwartz, 212-556-5224; paula.schwartz@nytimes.com

This press release can be downloaded from www.nytco.com

MARK THOMPSON TO BECOME NEXT

PRESIDENT AND CHIEF EXECUTIVE OFFICER

OF THE NEW YORK TIMES COMPANY

Thompson to Focus on Growing Business, Digital Innovation and International

Expansion; He will be Appointed to the Times Company Board

New York, Aug. 14, 2012 – The New York Times Company (NYSE: NYT) announced today that BBC Director-General Mark Thompson will become its next president and CEO. He will also become a member of the Company’s Board of Directors.

Mr. Thompson, 55, will report to the Board of Directors and to Arthur Sulzberger, Jr., chairman of the Times Company. He is relocating to New York and is expected to start his new role in November.

“Mark is a gifted executive with strong credentials whose leadership at the BBC helped it to extend its trusted brand identity into new digital products and services,” said Mr. Sulzberger. “Our board concluded that Mark’s experience and his accomplishments at the BBC made him the ideal candidate to lead the Times Company at this moment in time when we are highly focused on growing our business through digital and global expansion.”

“The New York Times is one of the world’s greatest news providers and a media brand of immense future potential both in the U.S. and around the world. It is a real privilege to be asked to join the Times Company as it embarks on the next chapter in its history,” said Mr. Thompson. “I’m particularly excited to be coming to The New York Times Company as it extends its influence digitally and globally. I look forward to working with the board, Arthur and his highly talented management team to build on the success that has already been achieved and to explore new ways of bringing journalism of exceptional quality, integrity and depth to readers and users everywhere.”

At the BBC, Mr. Thompson developed innovative new products and generated new revenue streams on multiple platforms. The businesses he supervised included BBC Worldwide, the commercial arm of the BBC, a fast-growing media and entertainment company designed to maximize BBC profits by creating, acquiring and developing media content and media brands around the world. It has annual revenue of approximately $1.5 billion.

Most recently, he has led the BBC’s multimedia coverage of the London Olympic Games, coverage which has won near universal acclaim at home and around the world. While reaching historically high audiences in TV and radio, the BBC also used London 2012 to pioneer multiple new digital services and technologies.

Mr. Thompson has been responsible for the BBC’s services across television, radio and online including 10 national TV channels and 10 national radio stations, 40 local radio stations and an extensive global Web site. The BBC World Service broadcasts to the world on radio, on TV and online, providing news and information in 27 languages. With a global workforce of more than 20,000 people, the BBC produces over 400,000 hours of content each year.

From 2002 to 2004, he was CEO of Channel 4, a publicly-owned, commercially-funded UK-based public service broadcaster that provides content across television, film and digital media. Mr. Thompson was recruited back to the BBC as Director-General in 2004.

About Mark Thompson

Mr. Thompson reshaped the BBC to meet the challenge of the digital age, ensuring that it remained a leading innovator with the launch of services such as the BBC iPlayer. He also oversaw a transformation of the BBC itself, driving productivity and efficiency through the introduction of new technologies and bold organizational redesign.

He oversaw the successful launch jointly with ITV of Freesat, as well as the BBC’s involvement in YouView, a joint venture with ITV, Channel 4, Arqiva, TalkTalk, and Five, offering subscription-free digital TV and the UK’s leading video on-demand services.

Mr. Thompson joined the BBC in 1979 as a production trainee. He helped launch Watchdog and Breakfast Time, was an output editor on Newsnight, and was appointed Editor of the Nine O’Clock News in 1988 and of Panorama in 1990. He went to be Controller (programming and scheduling chief) for the TV network BBC2 and Director of Television for the BBC before leaving the BBC in 2002 to be CEO of Channel 4.

He was educated at Merton College at Oxford University.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About The New York Times Company

The New York Times Company, a leading global, multimedia news and information company with 2011 revenues of $2.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com, About.com and related properties. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news and information.